Exhibit 10.20

DATED THIS 1st DAY OF MARCH 2025

Between

NANYANG TECHNOLOGICAL UNIVERSITY – NTUITIVE PTE LTD

And

NYB.AI PTE LTD

LICENSE AGREEMENT

NTU CONFIDENTIAL

THIS AGREEMENT is entered into on 1st day of March 2025 between:

(1)	NANYANG TECHNOLOGICAL UNIVERSITY – NTUITIVE PTE LTD, located at 71 Nanyang Drive, NTU Innovation Centre, #03-01, Singapore 638075 (hereinafter referred to as “NTUitive”), a wholly owned subsidiary of Nanyang Technological University (“NTU”);

And

(2)	NYB.AI PTE LTD (UEN ID 202502567E), a company incorporated in Singapore with a business address at 32 PEKIN STREET, #05-01, SINGAPORE 048762 (hereinafter referred to as “Licensee”).

WHEREAS:

(A)	NTUitive has the right to grant to Licensee a license to use the Invention and the Licensed Technology.

(B)	Licensee is desirous of obtaining license rights to the Licensed Technology to develop Licensed Products in the Field and to use, market and sell the same in the Territory in accordance with the terms of this Agreement.

NOW THEREFORE in consideration of the mutual promises set forth herein and rights obtained thereby, NTUitive and Licensee agree as follows.

1.	DEFINITIONS

1.1.	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Affiliate”	-	means any corporation, company or other entity which:

		(i)	is Controlled by the relevant Party;

		(ii)	Controls the relevant Party; or

		(iii)	is under common Control with the relevant Party.

For this purpose, “Control” means (a) more than fifty percent (50%) of the controlled entity’s outstanding shares or ownership interest representing the right to make decision for such entity are owned or controlled, directly or indirectly, by the controlling entity, and/or (b) the controlling entity possesses, directly or indirectly, the power to influence the decision-making process, the direction of management and the policies of the controlled entity.

“Business Day”	-	means a day other than a Saturday, Sunday or a gazetted public holiday in Singapore.

NTU CONFIDENTIAL

“Confidential Information”	-	means:

		(i)	the Licensed Proprietary Materials; and

		(ii)	any device, materials, samples, software programmes, documents, data, graphics, specifications, technical information, business information, or any other information, whether oral, written, visual or otherwise, or hard or electronic soft copy, that is disclosed by the Disclosing Party to the Receiving Party for the purposes of this Agreement which:

(a) in the case of a tangible disclosure, is marked by the Disclosing Party as "Confidential" or "Proprietary" or with other words of similar import; or

(b) in the case of an oral or visual disclosure, the Disclosing Party identifies such disclosure as being confidential concurrent with the oral or visual disclosure or delivers to the Receiving Party a written statement within thirty (30) days to the effect that such disclosure is confidential.

“Disclosing Party” will refer to the Party which in the context is disclosing the Confidential Information. “Receiving Party” will refer to the Party which in the context is receiving the Confidential Information.

“Effective Date”		means date above.

“Field of Application”	-	means applications in the field of the discovery, design, identification, and screening of molecules that interact with proteins, including but not limited to protein inhibition, across all fields of use.

“Invention”	-	means the invention as described in Schedule 1.

“Licensed Patents”	-	means:

		(i)	the patents and patent applications in respect of the Invention as listed in Schedule 2;

		(ii)	all divisional, continuation or reissue applications of any such patent applications;

		(iii)	all patents issuing from any of the foregoing applications;

		(iv)	all reissues, re-examinations and extensions of any of the foregoing patents; and

		(v)	all patents and patent applications anywhere in the Territory that, at any time, claimed priority from or contained the same disclosure as any of the foregoing patent applications.

NTU CONFIDENTIAL

“Licensed Products”	-	means:

		(i)	any product or service the making, using, selling or import of which is covered by any claim of any patent under the Licensed Patents (treating for this purpose, any pending patents as if they had been issued) (the “Patented Licensed Products”); and

		(ii)	any product or service, other than Patented Licensed Products, that incorporates or that is or was developed in whole or in part through the use or application of any of the Licensed Proprietary Materials (the “Other Licensed Products”).

“Licensed Proprietary Materials”	-	means unpublished research and development information, technical information, manufacturing techniques, formulae, data, designs and other information in relation to the Invention in the possession of NTUitive as of the Effective Date and as listed in Schedule 3 to be transferred to Licensee pursuant to this Agreement.

“Licensed Technology”	-	means all Licensed Patents and Licensed Proprietary Materials.

“Net Sales”	-	means the amount billed, invoiced, or received (whichever occurs first) for all sales, leases, or other transfers of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees, to a third party who will be an end user of the Licensed Products, less:

		(i)	customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

		(ii)	amounts repaid or credited by reason of rejection or return;

		(iii)	to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use; and

		(iv)	reasonable charges for delivery or transportation provided by third parties, if separately stated (to the extent not paid by the third party customer).

NTU CONFIDENTIAL

Net Sales also includes the fair market value of any non-cash consideration received by Licensee, its Affiliates or its Sub-Licensee for the use, sale, lease, or transfer of Licensed Products.

“Parties”	-	means NTUitive and Licensee collectively, and a “Party” means any one of them.

“Patent Expenses”	-	means any and all reasonable and actual costs and expenses (including legal and other professional fees, Goods and Services Tax and stamp duties) in relation to the preparation, filing, prosecution, and maintenance of Licensed Patents.

“Sub-License Consideration”	-	means any proceeds, consideration, fees and all other payments or the cash equivalent thereof, other than royalties on Net Sales, that Licensee or its Affiliates may receive from a Sub-Licensee as a result of the grant of a Sub-License or an option to obtain such Sub-License.

“Sub-Licensee”	-	means the holder of a license granted by Licensee or its Affiliates to a third party who is not an Affiliate of Licensee to enable the third party to exploit the Licensed Technology for its own account and “Sub- License” will mean the license so granted.

“Term”	-	means the period during which this Agreement continues in force pursuant to Clause 3.

“Territory”	-	means worldwide.

1.2.	In this Agreement, except where the context indicates to the contrary:

(a)	“person” includes any individual, body corporate, joint venture, trust, agency or other body;

(b)	words importing the singular will include the plural and vice versa and words denoting a given gender will include each other gender;

(c)	headings are inserted for ease of reference only and will not affect the interpretation of this Agreement;

(d)	references to clauses or sub-clauses will have reference to clauses or sub-clauses of this Agreement; and

(e)	all schedules and attachments to this Agreement form part of this Agreement.

NTU CONFIDENTIAL

2.	GRANT OF LICENSE

2.1.	NTUitive hereby grants to Licensee, and Licensee accepts, subject to the terms and conditions hereof, an exclusive, license under the Licensed Technology during the Term to develop, make, have made, import into, export from, offer for sale, sell and have sold Licensed Products in the Field of Application in the Territory, and to use the Licensed Technology for such purpose. This license will extend to Affiliates present and future, of Licensee who notify NTUitive in writing that they accept the terms, including the obligations, of this Agreement respecting such license.

2.2.	Licensee will, subject to having obtained written permission from NTUitive, further have the right to grant sub-licenses of the Licensed Technology under this Agreement to any person, subject to the following:

(a)	Licensee will be responsible for its Sub-Licensees and will not grant any rights which are inconsistent with the rights granted to and obligations of Licensee hereunder and at royalty rates not less than those required to be paid under Clause 5 of this Agreement.

(b)	Any act or omission of a Sub-Licensee which would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee of this Agreement.

(c)	Each Sub-License granted by Licensee will include an audit right by NTUitive of the same scope as provided in Clause 6.1(b) hereof with respect to Licensee.

(d)	Licensee will at all times indemnify and keep indemnified NTUitive against all or any costs, claims, damages or expenses incurred by NTUitive, or for which NTUitive may become liable, as a result of the default or negligence of any Sub-Licensee.

(e)	Upon the termination of this Agreement under Clause 13, NTUitive will have the right and option within sixty (60) days of such termination to require an assignment to it or its nominee of each Sub-License and Licensee will provide each Sub-Licensee written notice of such assignment within ten (10) days of such assignment.

(i)	All Sub-Licenses granted hereunder will contain an express term permitting the assignment of the Sub-License to NTUitive under the circumstances specified in this Clause 2.2(e).

(ii)	In the event that NTUitive does not exercise such option, the Sub-Licence will be terminated and all Sub-Licenses granted hereunder will include a statement to that effect.

(f)	Licensee will within thirty (30) days of the grant of any Sub-License provide NTUitive with a true copy of it at Licensee’s own expense.

(g)	The sub-licensing rights under the Licensed Technology granted by Licensee under any Sub-License will not be transferable and will not be further sub-licensed.

NTU CONFIDENTIAL

2.3.	Licensee acknowledges and agrees that the rights granted to it under this Agreement are limited to the license granted under this Clause 2. Licensee acknowledges that the grant of those rights are conditioned on its agreement to refrain from using the Licensed Technology outside of the Field of Application and Territory and that any such activity by Licensee will be a material breach of this Agreement.

2.4.	Notwithstanding the exclusive character of the license granted in this Agreement, Licensee takes such license subject to any rights in third parties established by agreements entered into by NTUitive or any of its Affiliates prior to the date of this Agreement.

2.5.	Nothing in this Agreement will prejudice NTUitive’s or its Affiliates rights to use, and to allow their staff members, employees and students to use, and/or to grant other third parties the rights to use, the Licensed Technology for academic, research and other non-commercial purposes.

2.6.	Nothing in this Agreement will be construed as a grant of a license or any right by NTUitive or any of its Affiliates to Licensee to use any third party intellectual property rights, information or other property rights. Licensee will be solely responsible at its own expense, for obtaining all necessary third party licenses required for its exploitation of the Licensed Technology pursuant to this Agreement, including all necessary third party licenses required for its use, development, manufacture, distribution and sale of any Licensed Product.

2.7.	Licensee acknowledges that Licensee has received all the Licensed Proprietary Materials listed in Schedule 3 and NTUitive will not be obliged to render any technical assistance, or support, or provide training to Licensee.

3.	COMMENCEMENT DATE AND TERM

3.1.	This Agreement will come into effect on the Effective Date.

3.2.	Save for early termination, the license rights granted pursuant to Clause 2 will terminate, on a country-by-country basis, upon the later of:

(a)	the last to expire of any patents under the Licensed Patents; or

(b)	the end of a period of twenty (20) years from the date of the first commercial sale of Licensed Product.

Should the period referred to in part (a) expire prior to twenty (20) years from the date of the first commercial sale in a particular country or countries, the license in that country or those countries will be deemed a license to the Licensed Proprietary Materials. At the end of the later of the periods set forth above, Licensee will have a fully paid-up non-exclusive license to the Licensed Technology.

NTU CONFIDENTIAL

4.	OBLIGATIONS OF LICENSEE

4.1.	Licensee hereby undertakes and agrees with NTUitive that it will at all times during the Term observe and perform the terms and conditions set out in this Agreement and in particular will:

(a)	use diligent efforts to effect introduction of Licensed Products into the commercial market as soon as practicable, consistent with sound reasonable business practice and judgment;

(b)	use the Invention and Licensed Technology for civilian purposes only and observe all applicable laws and regulations and obtain all necessary licenses, consents and permissions required in respect of the use, manufacture, importation, storage, marketing and sale of Licensed Products (including the sub-licensing of Licensed Products) in the Territory;

(c)	register or record this Agreement with the relevant government agency as may be required by the laws of a country as a prerequisite to enforceability of this Agreement in the courts, and Licensee will be responsible for all costs and legal fees in connection therewith.

4.2.	Licensee will further meet the following performance milestones:

(a)	Licensee to provide record of funding of S$1 million within six (6) months from Effective Date

(b)	Licensee to cure a first commercial sale of a Licensed Product or Sub License agreement within two (2) years of the Effective Date.

In the event that Licensee does not meet a performance milestone, NTUitive will have the right, upon sixty (60) days’ notice, to terminate this Agreement.

5.	FINANCIAL PROVISIONS

5.1.	Milestone Payments. In consideration for the rights granted under Clause 2, Licensee will pay to NTUitive the milestone payments in the sums and upon the occurrence of the milestone event(s) specified below:

(a)	Singapore Dollars Eight thousand (S$8 000) to be paid upon the signing of this Agreement and within thirty (30) days of receiving an invoice from NTUitive and in compliance of the payment terms of the invoice.

The amounts stated above are exclusive of any applicable Singapore Goods and Services Tax (GST) payable by Licensee. In the event of early termination of this Agreement, any milestone payments made under this Clause 5.1 are non-refundable. NTUitive will issue an invoice to Licensee for the amount of milestone payment and Licensee will pay such amount to NTUitive upon receipt of such invoice and in accordance with the instructions for payment stated in such invoice. Licensee will notify NTUitive upon the occurrence of the milestone event in part (b-f) above within fourteen (14) days of such occurrence

5.2.	Equity. In addition to Clause 5.1 above, in consideration for the rights granted under Clause 2, Licensee will issue to NTUitive ordinary shares amounting to five percent (5%) of Licensee’s issued share capital as at the Effective Date, which shares will be deemed to be fully paid-up.

NTU CONFIDENTIAL

5.3.	Sub-License Consideration. Licensee will further pay to NTUitive Twenty percent (20%) of all Sub-License Consideration, such amounts to be exclusive of any applicable GST payable by Licensee on such payments.

5.4.	Annuity payment Singapore Dollars eight thousand (S$8 000) to be paid annually starting from the first (1sr) anniversary of the Effective Date

5.5.	The sums payable under Clauses 5.3 to 5.4 will be paid as follows:-

(a)	within the period of thirty (30) days after the end of each calendar year, Licensee will send to NTUitive a written statement showing:

(i)	complete and accurate details of all Sub-License Consideration received by Licensee from each Sub-Licensee and the amount payable to NTUitive with respect to such Sub-License Consideration referred to in Clause 5.3.

(ii)	the annuity payable under Clause 5.4 in respect of those transactions; and

(b)	NTUitive will issue an invoice to Licensee for the amount of payments so shown and Licensee will pay such amount to NTUitive upon receipt of such invoice.

5.6.	All sums payable under this Agreement will be paid in Singapore Dollars.

(a)	If such sums payable are calculated in a currency other than Singapore Dollars, they will be converted into Singapore Dollars by reference to the exchange rate as determined by NTU and which is currently based upon the Singapore Business Times (a Singapore Press Holdings Pte Ltd. Publication) rate.

(b)	If such day will be on a day when the Bank is closed, then the reference date will be the first immediately preceding day on which the Bank was open.

5.7.	All such sums payable under this Agreement will be paid in cleared funds to such bank account or in such other manner as NTUitive may specify from time to time to Licensee, without any set off, deduction or withholding of taxes, charges and other duties. Licensee will be responsible for any and all bank charges associated with such payment. Licensee agrees to release and indemnify NTUitive from and against all liability of whatever nature arising out of Licensee’s failure duly and timely to pay and discharge any of the above-mentioned taxes.

5.8.	If Licensee fails to pay in full to NTUitive any undisputed sums payable under this Agreement on the date due, or within the period specified for payment, the amount outstanding will bear interest, both before and after any judgment, at the rate of three percent (3%) per annum above the prime lending rate of OCBC Bank, from such date until the said amount is paid in full to NTUitive.

5.9.	The Parties agree that timely payment of sums payable under this Agreement is of the essence to this Agreement and failure to make any such payment on time will be a material breach.

NTU CONFIDENTIAL

6.	ACCOUNTS

6.1.	Licensee will, and Licensee will procure its Affiliates will:

(a)	keep full, proper and accurate accounts and records in sufficient detail of all sales, leases, or other transfers of Licensed Products to enable the amount of sums payable under this Agreement to be determined; and

(b)	at the reasonable request of NTUitive from time to time, but no more than once annually, and upon not less than ten (10) days prior written notice, allow NTUitive or its agent (or enable NTUitive or its agent) at NTUitive’s expense to inspect its accounts and records bearing upon the amount of r sums due and to make copies of them.

Licensee will preserve and maintain all such accounts and records required for audit for a period of at least five (5) years after the calendar year to which such accounts and records apply.

6.2.	If, following any inspection pursuant to Clause 6.1(b), NTUitive discovers a discrepancy in the amount of sums paid from those payable under this Agreement, Licensee will, within seven (7) days of the date of NTUitive’s notification thereof, make up any shortfall. Licensee will further reimburse NTUitive in respect of any professional charges incurred for such inspection, if the discrepancy exceeds five percent (5%).

6.3.	The provisions of this Clause 6 will remain in full force and effect after the termination of this Agreement for any reason until the settlement of all subsisting claims of NTUitive under this Agreement.

7.	PATENT EXPENSES AND MANAGEMENT OF LICENSED PATENTS

7.1.	Licensee acknowledges that all intellectual property rights in and relating to the Licensed Technology belong to NTU, and to the extent legally enforceable, Licensee hereby agrees not do anything, which might bring into question NTU’s ownership of those rights or their validity. Licensee will mark all Patented Licensed Products sold by it under the license granted herein with the word “Patent” or “Patents” and the number or numbers of the Licensed Patent(s) applicable thereto.

7.2.	Licensee will reimburse NTU for all Patent Expenses incurred by NTU up to the and including the Effective Date amounting to Singapore Dollars Fourteen Thousand Seven Hundred Eighty-Three Dollars (S$14,783.00) before applicable GST as stated on the 3rd of February 2025. Licensee will also be responsible for all Patent Expenses subsequent to the Effective Date. Licensee will pay for such Patent Expenses upon receipt of the relevant invoice for such Patent Expenses from NTU’s appointed Patent Agent.

7.3.	Subsequent to the Effective Date, Licensee will be responsible for managing the filings, prosecution and maintenance of all Licensed Patents in the Territory. Licensee will keep NTUitive informed of the status of the Licensed Patents from time to time. NTUitive will do all such other acts and things as may be necessary as Licensee may reasonably request, at Licensee’s cost and expense, to assist or enable latter to maintain the Licensed Patents.

NTU CONFIDENTIAL

7.4.	Licensee will be entitled to give at least sixty (60) days prior written notice to NTUitive at any time stating that it does not wish to be responsible for the Patent Expenses for a patent application or patent under the Licensed Patents. If Licensee gives such notice, NTUitive will have the discretion:

(a)	to continue to prosecute such patent application or maintain such patent in question at its own expense; or

(b)	to allow such patent application or patent to lapse;

and to elect that such patent application or patent be excluded from the Licensed Patents and the country of such patent application or patent to be excluded from the Territory under the license rights granted under this Agreement

8.	INFRINGEMENT OF LICENSED PATENTS

8.1.	Licensee will notify NTUitive in writing of any infringement, or suspected or threatened infringement, of any of the Patents that will at any time come to its knowledge.

8.2.	While and as long as its license under this Agreement remains exclusive, Licensee will be responsible for, after consultation with NTUitive, taking all appropriate steps (including all legal proceedings) as may be necessary to prevent or restrain any infringement by a third party of any of the Licensed Patents in the Field of Application and will be responsible for all costs and fees incurred by Licensee in the taking of any such steps. Licensee is empowered to bring any such legal proceedings in its own name, or if required by law, jointly with NTUitive or its Affiliates. Any award or settlement payment resulting from an action initiated by Licensee will be first used to reimburse all documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter paid to Licensee and will be deemed Sub-License Consideration received under this Agreement.

8.3.	If Licensee decides not to or fails to take appropriate steps to prevent or restrain any infringement by any third party of any of the Licensed Patents (but not otherwise), NTUitive will be entitled to take action to prevent or restrain such infringement. NTUitive will be entitled to retain any award of damages or other compensation obtained as a result of any such action (including any proceedings) being taken by NTUitive. Licensee agrees to provide reasonable assistance which NTUitive may require in any litigation including the execution of all necessary legal documents.

9.	INFRINGEMENT OF THIRD PARTY RIGHTS

9.1.	If any proceedings are brought against Licensee on grounds that the use or exploitation by Licensee of any of the Licensed Technology infringes the rights of any third party, Licensee will forthwith notify NTUitive of the same. Licensee will have the exclusive control of the defense of such proceedings.

NTU CONFIDENTIAL

9.2.	NTUitive will not be liable for any costs or expenses, including consequential loss or damage, loss of profits or other economic loss, suffered by Licensee in respect of such proceedings in Clause 9.1.

9.3.	Licensee will indemnify NTUitive and keep NTUitive indemnified against all loss or damage and any costs and expenses suffered by NTUitive in respect of such proceedings in Clause 9.1.

10.	CONFIDENTIALITY

10.1.	The Receiving Party agrees to use the Confidential Information of the Disclosing Party disclosed under this Agreement solely in connection with the Receiving Party’s rights and obligations under this Agreement.

10.2.	The Receiving Party agrees to make such Confidential Information received from the Disclosing Party available only to those directors, officers, employees, agents, consultants, Affiliates or Sub-Licensees who require access to it in the performance of their professional responsibilities and who are bound to maintain the confidentiality of such Confidential Information under similar obligations of confidentiality as the Receiving Party under this Agreement.

10.3.	Other than as provided for under Clause 10.1 above, no Receiving Party will disclose any Confidential Information of the Disclosing Party to any other third party without the prior written consent of the Disclosing Party.

10.4.	The Receiving Party will exert reasonable efforts, no less than the protection given its own confidential information, to maintain Confidential Information received from the Disclosing Party in confidence.

10.5.	Each Party agrees that the obligations of confidentiality contained herein will not attach to:

(a)	information which is or was already known to the Receiving Party at the time of disclosure to it, as evidenced by written records; or

(b)	information which, at the time of disclosure to the Receiving Party or thereafter, is published or otherwise generally available to the public through no fault or omission of the Receiving Party of its obligations hereunder; or

(c)	information which can be established by tangible evidence was independently developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information; or

(d)	information which is lawfully obtained by the Receiving Party from a third party not under any confidentiality obligation to the Disclosing Party; or

(e)	information which is required to be disclosed by court rule or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party in attempting to limit such disclosure.

10.6.	Title to, and all rights emanating from, the ownership of all Confidential Information disclosed under this Agreement will remain vested in the Disclosing Party. Nothing herein will be construed as granting any license or other right to use the Confidential Information of the Disclosing Party other than as specifically agreed upon by the Parties.

NTU CONFIDENTIAL

10.7.	Upon written request of the Disclosing Party given after termination of this Agreement, the Receiving Party will promptly return to the Disclosing Party all written materials and documents, as well as other media, made available or supplied by the Disclosing Party to the Receiving Party that contains Confidential Information, together with any copies thereof, except that the Receiving Party may retain one copy each of such document or other media for archival purposes only, subject to protection and nondisclosure in accordance with the terms of this Agreement.

11.	LIMITED WARRANTIES / LIABILITIES

11.1.	Each Party warrants that it has the necessary rights, powers and authority to enter into this Agreement.

11.2.	NTUitive warrants in respect of the Licensed Technology that it has the legal power to extend the rights granted to Licensee in this Agreement.

11.3.	Except for the warranties expressed in Clauses 11.1 and 11.2 above, NTUitive makes no other warranties or representations, express or implied, including without limitation:

(a)	warranties of fitness for a particular purpose or merchantability, satisfactory quality, reliability, accuracy or validity of the Licensed Technology or Licensed Products; or;

(b)	the patentability of the Licensed Technology or Licensed Products or of the enforceability of any Licensed Patents, if any; or

(c)	that the Licensed Technology or Licensed Products are or will be free from infringement of any patent or other rights of third parties.

11.4.	Neither NTUitive, nor any of its faculty members, scientists, researchers, employees, officers, trustees or agents, assume any responsibility for the use of the Licensed Technology by Licensee, its Affiliates or its Sub-Licensees, or any use, manufacture, specifications, sale or other dispositions of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees.

11.5.	NTUitive will not be liable to Licensee for any loss, damages, expenses, costs, damages or any other liability whatsoever which in any way relates to the use of the Licensed Technology by Licensee, its Affiliates or its Sub-Licensees, or any use, manufacture, specifications, sale or other dispositions of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees.

11.6.	Notwithstanding anything to the contrary, to the extent permitted under the applicable law NTUitive’s total and cumulative liability under this Agreement, howsoever arising, will not exceed the total sum of monies paid by Licensee to NTUitive pursuant to this Agreement.

11.7.	The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

NTU CONFIDENTIAL

12.	INDEMNITIES AND INSURANCE

12.1.	Licensee will at all times indemnify, defend and hold harmless NTUitive and its affiliates against all and any loss, damages, expenses, costs, or damages, incurred by them, or for which they may become liable arising: (a) out of any use of the Licensed Technology by Licensee, its Affiliates or its Sub-Licensees; or (b) out of any use, manufacture, sale, or other disposition of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees. Such indemnity and defense obligation will apply to any claims, including without limitation, infringement of third party intellectual property rights, personal injury, and death or property damage, made by employees, subcontractors or agents of Licensee, as well as any member of the general public.

12.2.	Licensee will maintain adequate public liability and product liability insurance coverage and will ensure that NTUitive’s interest is noted on the policy. Licensee will supply NTUitive with a copy of such insurance policy on request.

13.	TERMINATION

13.1.	NTUitive will be entitled forthwith to terminate this Agreement immediately by notice in writing if:

(a)	Licensee or any of its Affiliates is in breach of any material term of this Agreement. For the avoidance of doubt, any failure to pay any monies due under this agreement, whether to NTUitive or its appoint ted Patent Agent, or to perform the performance milestones in clause 4.2 is a breach of a material term;

(b)	Licensee or any of its Affiliates asserts a patent or any other intellectual property right against NTUitive;

(c)	Licensee ceases or announces its intention to cease to carry on its business;

(d)	Licensee becomes insolvent or is unable to pay its debts as they fall due or suspends or threatens to suspend making payments with respect to all or any class of its debts or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors;

(e)	Licensee goes into liquidation or if an order is made or a resolution is passed for the winding up of Licensee whether voluntarily or compulsorily (except for the purpose of a bona fide reconstruction or amalgamation); or

(f)	Licensee has a receiver or receiver and manager or judicial manager appointed over any part of its assets or undertaking.

13.2.	Licensee may terminate this Agreement by giving ninety (90) days advance written notice of termination to NTUitive.

NTU CONFIDENTIAL

13.3.	Termination of this Agreement howsoever caused will not prejudice any other right or remedy of the Parties in respect of any antecedent breach. Any termination rights will be in addition to and not in substitution for any other remedies that may be available to the non-breaching Party and will not relieve the breaching Party from liability and damages to the other Party for breach of this Agreement.

13.4.	Upon the termination of this Agreement:

(a)	Licensee and its Affiliates will be entitled to continue to exercise the rights granted to it under this Agreement to such extent and for such further period, not exceeding six (6) months from the date of termination, reasonably necessary to enable Licensee and its Affiliates to satisfy any orders placed prior to such termination date or scheduled for delivery within such six (6) months prior to the termination date;

(b)	subject to Clause 13.4(a) above, Licensee and its Affiliates will forthwith cease to market or use, either directly or indirectly, the Licensed Products or Licensed Technology;

(c)	Licensee will forthwith return all Confidential Information pursuant to Clause 10.7;

(d)	Licensee will promptly pay all amounts due under this Agreement to NTUitive and will submit a notice in writing signed by a duly authorised officer that it has complied with such payment obligations, along with a copy of all materials reasonably necessary to support such statement.

13.5.	Notwithstanding termination or expiry of this Agreement under any of its provision, Clauses 6 (Accounts), 10 (Confidentiality), 11 (Disclaimer of Warranties), 12 (Indemnities and Insurance), 13 (Termination), 18 (Dispute Resolution) and 19 (Governing Law), and any other Clauses of this Agreement which from their context are intended to survive the termination or expiry of this Agreement, will survive the Term or the termination or expiry of this Agreement and will be deemed to remain in full force and effect.

14.	ASSIGNMENT

14.1.	The license granted under this Agreement will be binding on any successor of NTUitive in ownership or control of the Licensed Technology, and the obligations of Licensee, including but not limited to the obligation to make reports and pay sums, will run in favour of any such successor or assignor of NTUitive’s benefits under this Agreement.

14.2.	The rights and licenses granted by NTUitive in this Agreement are personal to Licensee and may not be assigned or otherwise transferred to any third party without the prior written consent of NTUitive, which will not be unreasonably withheld. Where such consent is given by NTUitive, Licensee will procure that such third party covenants with NTUitive to be bound by the terms of this Agreement as if it had been a party hereto in place of Licensee.

NTU CONFIDENTIAL

15.	FORCE MAJEURE

15.1.	Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either Party will be construed a breach of this Agreement if such default delay or failure to perform is shown to be due entirely to causes beyond the control of the Party charged with a default, delay or failure, including but not limited to, causes such as strikes, lockouts or other labour disputes, riots, civil disturbances, actions or inaction of governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy and nuclear disasters.

15.2.	Any non-performance or delay of Licensee subject to Clause 15.1 above that is in excess of one hundred and eighty (180) days will constitute cause for termination by NTUitive of this Agreement upon written notice to Licensee.

16.	PUBLICITY

16.1.	Except to notify that this Agreement is in effect, including the identification of the Parties which information will not be deemed to be confidential, Licensee agrees that it will not use in any way the name of NTU or NTUitive or any logotypes or symbols associated with NTU or NTUitive or the names of any of the scientists or other researchers at NTU or NTUitive in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior written consent of NTU or NTUitive, which consent will not be unreasonably withheld.

17.	NOTICES

17.1.	Any notice to be given by a Party to this Agreement will be in writing and will be deemed duly served if delivered personally or sent by facsimile transmission or by prepaid registered post to the addressee at the address or (as the case may be) the facsimile number of that Party as set out below or at such other address (or facsimile number) as the Party to be served may have notified the other Party for the purposes of this Agreement:

NTUitive:

Nanyang Technological University – NTUitive Pte Ltd
NTU Innovation Centre, #03-01

71 Nanyang Drive, Singapore 638075

Attn: Head (NTUitive Ref: 2024-0234)

Facsimile: (+65) 6792 1737

Licensee:

NYB.AI PTE LTD

32 PEKIN STREET, #05-01, SINGAPORE 048762
Attn: Director

Email: winifred@nanyangbiologics.com
Contact no: (+65) 92399103

17.2.	Any notice given pursuant to Clause 17.1 will be deemed to have been received:

(a)	in the case of delivery by hand, when delivered; or

NTU CONFIDENTIAL

(b)	in the case of sending by post:

(i)	where posted in the country of the addressee, on the third Business Day following the day of posting; and

(ii)	where posted in any other country, on the seventh Business Day following the day of posting; or

(c)	in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time of the recipient, and in any other case on the following Business Day.

18.	DISPUTE RESOLUTION

18.1.	In the event of any difference or dispute arising between the Parties relating to the validity, interpretation, construction or performance of this Agreement, the Parties will use their best endeavours to settle amicably such difference or dispute by consultation and negotiation.

18.2.	If such efforts taken under Clause 18.1 above fail, then the Parties will refer the matter to mediation in accordance with the rules and procedures of the Singapore Mediation Centre.

18.3.	If, and to the extent that, any dispute has not been settled pursuant to Clauses 18.1 and 18.2 above, then the dispute will be referred to and finally resolved by arbitration in Singapore by a single arbitrator in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference to this Clause 18. The language of the arbitration will be English. Any award made hereunder will be final and binding upon the Parties hereto and judgment on such award may be entered into any court or tribunal having jurisdiction thereof.

18.4.	The institution of any arbitration hereunder will not prevent NTUitive from applying for and obtaining from a court a temporary restraining order and/or preliminary injunctive relief pending the outcome of the arbitration.

19.	GOVERNING LAW

19.1.	The construction, validity and performance of this Agreement will be governed in all respects by the Laws of the Republic of Singapore (excluding conflicts of laws), except that questions affecting the construction and effect of any patent will be determined by the law of the country in which such patent has been granted. The Parties hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

20.	GENERAL

20.1.	Nothing in this Agreement will create or be deemed to create, a partnership, or the relationship of principal and agent, between the Parties. Licensee does not have any authority of any kind to bind NTUitive in any respect whatsoever.

NTU CONFIDENTIAL

20.2.	No person will have any right pursuant to the Contracts (Right of Third Parties) Act (CAP.53B) to enforce any of the terms and conditions in this Agreement.

20.3.	Unless otherwise expressly specified, this Agreement embodies the entire understanding between the Parties in respect of the subject matter hereof and any prior or contemporaneous representations, either oral or written, are hereby superceded. No amendments or changes to this Agreement will be effective unless made in writing and signed by duly authorised representatives of the Parties.

20.4.	No exercise, or failure to exercise, or delay in exercising any right power or remedy vested in any Party under or pursuant to this Agreement will constitute a waiver by that Party of that or any other right, power or remedy.

20.5.	In the event that any term, condition or provision of this Agreement is held to be a violation of any applicable law, statute or regulation, the same will be deemed to be deleted from this Agreement and will be of no force and effect, and this Agreement will remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement. Notwithstanding the above, in the event of any such deletion, the Parties will negotiate in good faith in order to agree on terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted such that the objectives contemplated by the Parties when entering into this Agreement may be realised.

20.6.	The Parties will co-operate with each other and execute and deliver to the other such instruments and documents and take such other action as may be reasonably requested from time to time in order to carry out and confirm the rights and the intended purpose of this Agreement.

20.7.	Stamp fees, if any, payable in respect of this Agreement will be borne wholly by Licensee.

20.8.	The Parties may sign this Agreement in one (1) or more counterparts by the duly authorised representatives of the Parties, each of which constitutes an original and all of which taken together will constitute the Agreement. The Parties may sign and deliver this Agreement by facsimile or by emailed portable document format (“PDF”) document (or other mutually agreeable document format), and a reproduction of this Agreement with a Party’s signature made by facsimile or PDF, sent by facsimile or email will have the same effect as and be enforceable as a signed and delivered original version of this Agreement.

NTU CONFIDENTIAL

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by its duly authorised officers or representatives on the date first above written.

SIGNED by for and on behalf of		SIGNED by for and on behalf of

NANYANG TECHNOLOGICAL UNIVERSITY-NTUitive Pte Ltd		NYB.AI PTE LTD

/s/ Toh Teng Peow David		/s/ Yau Wing Yiu Winifred
Name:	Toh Teng Peow David	Name:	Yau Wing Yiu Winifred
Designation:	Head, NTUitive	Designation:	Director

NTU CONFIDENTIAL

INVENTION

NTU Ref: 2023-400

Title: Advancing Bioactivity Prediction through Molecular Docking and Self-Attention: The
Drug-Target Interaction Graph Neural Network (DTIGN)

The invention relates to a deep learning-based model for predicting bioactivity of a compound in drug discovery.

NTU CONFIDENTIAL

SCHEDULE 2

LICENSED PATENTS

Table 1. Licensed patent application

Application Number	Jurisdiction	Filling Date	Title
10202400124Q	Singapore	Jan 16, 2024	Advancing Bioactivity Prediction through Molecular Docking and Self-Attention: The Drug-Target Interaction Graph Neural Network (DTIGN)
PCT/SG2025/050009	PCT	Jan 07, 2025	A System And Method For Determining A Bioactivity Parameter For A Ligand

Table 2. Incurred Patent Expenses for Licensed Patent application in Table 1.

Patent/Patent Application	Incurred Patent Expenses; excl. GST (SGD) as of 03 February 2025
SG “provisional” application no. 10202400124Q	$570.00
PCT application no. PCT/SG2025/050009	$14,213.00
Total	$14,783.00

NTU CONFIDENTIAL

SCHEDULE 3

LICENSED PROPRIETARY MATERIALS

(a)	All Technical information including source code, protocols and data relating to TD 2023-400 as of Effective Date.